As filed with the Securities and Exchange Commission on May 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Parke Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	65-1241959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Delsea Drive, Washington Township, New Jersey	08080
(Address of principal executive offices)	(Zip Code)

Parke Bancorp, Inc.

2020 Equity Incentive Plan

(Full Title of the Plan)

Vito S. Pantilione

President and Chief Executive Officer

601 Delsea Drive

Washington Township, New Jersey 08080

(856) 256-2500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John J. Spidi, Esq.

Richard Fisch, Esq.

Jones Walker LLP

499 South Capitol Street, SW

Suite 600

Washington, D.C. 20003

(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.10 par value per share	990,000 (4)	$21.07	$20,859,300	$2,275.75

(1)

Includes an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Parke Bancorp, Inc. 2020 Equity Incentive Plan (the “Plan”) and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable pursuant to anti-dilution provisions contained in the Plans.

(3)

Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) and (h) based on the average of the high and low sales prices for the Common Stock of the Registrant as reported on the NASDAQ Capital Market on May 3, 2021.

(4)	Consists of up to 935,000 shares which may be issued upon the exercise of stock options and 55,000 shares that may be issued upon the grant of restricted stock awards.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information and Item 2. Registrant Information and Employee Plan Annual Information *

*The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428. These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Parke Bancorp, Inc. (the “Company”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a) The description of the Company’s securities contained in the Company’s Registration Statement on Form S-4, as filed with the Commission on January 31, 2005 (Registration No. 333-122406) and any amendment or report filed thereafter for the purposes of updating such description;

(b) The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on March 31, 2021 (File No. 000-51338);

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 7, 2021 (File No. 000-51338);

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January 20, 2021, January  21, 2021, April  23, 2021 and May 6, 2021 (File No. 000-51338);

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company has authority under the New Jersey Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. Article XVIII of the Certificate of Incorporation of the Company requires indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law either now or hereafter.

In general, New Jersey law permits a New Jersey corporation to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

The provisions of the New Jersey Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director or other corporate agent and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under New Jersey law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Articles.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Form of Common Stock Certificate (1)

5.1	Opinion of Jones Walker LLP

10.1	Parke Bancorp, Inc. 2020 Equity Incentive Plan(2)

10.2	Form of Stock Option Agreement

10.3	Form of Restricted Stock Award Agreement

23.1	Consent of Jones Walker LLP (included in their opinion filed as Exhibit 5.1)

23.2	Consent of RSM US LLP

24.1	Power of Attorney (included as part of signature page)

(1)	Incorporated by reference to Exhibit 4 to Form S-4, Registration Statement initially filed with the Commission on January 31, 2005, Registration No. 333-122406.
(2)	Incorporated by reference to Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 8, 2020 (File No. 000-51338).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sewell, Washington Township, State of New Jersey, on May 10, 2021.

PARKE BANCORP, INC.

By:	/s/Vito S. Pantilione
Vito S. Pantilione
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Vito S. Pantilione and John S. Kaufman, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2021.

/s/Celestino R. Pennoni	/s/Vito S. Pantilione
Celestino R. Pennoni Chairman of the Board	Vito S. Pantilione President, Chief Executive Officer and Director

/s/Arret F. Dobson	/s/Anthony Jannetti
Arret F. Dobson Director	Anthony Jannetti Director

/s/Jack C. Sheppard, Jr.	/s/Daniel J. Dalton
Jack C. Sheppard, Jr. Director	Daniel J. Dalton Director

/s/Fred G. Choate	/s/Edward Infantolino
Fred G. Choate Director	Edward Infantolino Director

/s/Jeffrey H. Kripitz	/s/ Elizabeth Milavsky
Jeffrey H. Kripitz Director	Elizabeth Milavsky Director

/s/John S. Kaufman
John S. Kaufman Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)